Exhibit 99.1

NEWS ANNOUNCEMENT	For Immediate Release

NEXSTAR BROADCASTING GROUP REPORTS

RECORD SECOND QUARTER RESULTS

- Income from Operations Rises 20.9%;

Net Income of $3.9 Million or $0.14 Per Share -

- Broadcast Cash Flow and EBITDA Exceed Guidance -

Irving, TX – August 5, 2008 - Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) today reported record financial results for the second quarter ended June 30, 2008.

Summary 2008 Second Quarter Highlights:

Net revenue for the quarter ended June 30, 2008 grew 2.9% to $70.7 million compared to $68.7 million in the second quarter of 2007.

Income from operations rose 20.9% to $16.2 million for the three months ended June 30, 2008, compared with $13.4 million in the quarter ended June 30, 2007.

Broadcast cash flow increased 6.7% to $28.6 million in the second quarter of 2008 compared with $26.8 million for the same period in 2007. Second quarter 2008 EBITDA grew 5.9% to $25.0 million up from $23.6 million in the second quarter of 2007. Free cash flow increased 15.6% to $11.1 million in the quarter ended June 30, 2008, compared with $9.6 million in the comparable period of 2007.

CEO Comment

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Broadcasting Group, Inc., commented, “Nexstar’s record second quarter operating results highlight strong year-over-year increases in political, eMedia and retransmission consent revenues which more than offset the softness in spot revenue and the erosion of network comp. Second quarter 2008 net revenue of $70.7 million included approximately $3.1 million of net political advertising revenue up from $68.7 million of net revenue in last year’s second quarter, which included approximately $1.0 million of net political ad revenue. In addition, our corporate and station level personnel are exercising disciplined expense management thereby offsetting the impact of soft national and local economies.

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Nexstar Broadcasting Group Q2 2008 Results, 8/5/08	page 2

“Second quarter 2008 retransmission consent revenue grew 14% from year-ago levels to $4.8 million while eMedia revenue rose nearly three-fold to $2.6 million. For the full year, these digital high-margin revenue streams are expected to account for approximately $30.0 million of total revenue.

“Throughout 2008 we’ll apply the Company’s free cash to complete our digital television cap ex program and to reduce debt. We view our projected 2008 digital television cap ex spending of approximately $30 million as one-time in nature so 2009 free cash flow will benefit materially from the conclusion of the program. We believe Nexstar is on track to end 2008 with a total debt leverage ratio of approximately 5.5x — the lowest debt leverage ratio in the Company’s history — compared to its permitted leverage covenant of 6.50x at December 31, 2008.”

Outstanding Debt

The Company’s total net debt at June 30, 2008 was $655.6 million, compared to $665.0 million at December 31, 2007. The total net debt consists of $354.9 million of bank debt, $198.2 million of senior subordinated 7% notes, $35.0 million of senior subordinated 12% PIK notes and $83.1 million of 11.375% senior discount notes, less cash on hand of $15.6 million.

As defined in the Company’s credit agreement, consolidated total net debt was $621.2 million at June 30, 2008. The Company’s total leverage ratio at June 30, 2008 was 6.67x compared to a permitted leverage covenant of 6.75x.

Total interest expense in the second quarter of 2008 was $10.8 million, compared to $13.8 million for the same period in 2007. Cash interest expense for the second quarter of 2008 was $10.5 million, compared to $10.1 million for the same period in 2007.

On April 1, 2008, Nexstar redeemed a principal amount of approximately $46.9 million of 11.375% notes outstanding sufficient to ensure that the 11.375% notes would not be “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code. This principal payment was funded with cash generated from operations and from borrowings under its senior secured credit facility.

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Nexstar Broadcasting Group Q2 2008 Results, 8/5/08	page 3

Summary 2008 Third Quarter Outlook

Nexstar today issued the outlook below for the three-month period ending September 30, 2008.

	Three Months Ended September 30,
(in millions)	2008 Estimate	2007 Actual	Approximate Change
Net Revenue	$70.5 - $ 72.0	$64.5	9.3% - 11.6%
Station Operating Expenses	$43.0 - $ 44.0	$41.7	3.1% - 5.5%
Corporate Overhead	$3.3 - $ 3.5	$3.1	6.5% - 12.9%

Net revenue is comprised of gross local, national and political advertising revenue, revenue related to retransmission agreements, eMedia, trade and barter revenue, and other sources of revenue, less agency commissions.

Station operating expenses include the direct expenses, trade and barter expense and program amortization costs associated with the operation of the Company’s television stations.

The Company’s financial outlook for the quarter ending September 30, 2008 is subject to, and could be affected by: economic developments, regulatory developments, the timing of any investments, dispositions or other transactions, and major news events, among other circumstances. Reference is made to the “Safe Harbor” statement regarding forward-looking comments at the end of this press release. While the Company may, from time to time, issue updated guidance, it assumes no obligation to do so.

Second Quarter Conference Call

Nexstar will host a conference call at 10:30 a.m. EDT today. Senior management will discuss the financial results and host a question and answer session. A live audio webcast of the call will be accessible to the public on Nexstar’s web site, www.nexstar.tv. A recording of the webcast will subsequently be archived on the site. The dial in number for the audio conference call is 212/231-2902 (303/223-0120 for international callers); no access code is needed. A replay of the call will be available through August 10, 2008 by dialing 402/977-9140 (416/626-4100 for International callers) and entering access code 21389265

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as income from operations plus corporate expenses, plus non-cash contract termination fees, depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset exchange and loss (gain) on asset disposal, net, minus broadcast rights payments.

EBITDA is calculated as broadcast cash flow less corporate expenses.

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Nexstar Broadcasting Group Q2 2008 Results, 8/5/08	page 4

Free cash flow is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights (excluding barter), loss (gain) on asset exchange, loss (gain) on asset disposal, net, non-cash stock option expense and non-cash contract termination fees, less payments for broadcast rights, cash interest expense, capital expenditures and net cash income taxes.

Total net debt is calculated as total outstanding debt less cash on hand.

Broadcast cash flow, EBITDA, free cash flow and net debt results are non-GAAP financial measures. Nexstar believes the presentation of these non-GAAP measures are useful to investors because they are used by lenders to measure the Company’s ability to service debt; by industry analysts to determine the market value of stations and their operating performance; by management to identify the cash available to service debt, make strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs; and, because they reflect the most up-to-date operating results of the stations inclusive of pending acquisitions, TBAs or LMAs. Management believes they also provide an additional basis from which investors can establish forecasts and valuations for the Company’s business. For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group currently owns, operates, programs or provides sales and other services to 50 television stations in 29 markets in the states of Illinois, Indiana, Maryland, Missouri, Montana, Texas, Pennsylvania, Louisiana, Arkansas, Alabama and New York. Nexstar’s television station group includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW and reaches approximately 8.25% of all U.S. television households.

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Nexstar Broadcasting Group Q2 2008 Results, 8/5/08	page 5

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations’ operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

Matthew E. Devine	Joseph Jaffoni, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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Nexstar Broadcasting Group Q2 2008 Results, 8/5/08	page 6

Nexstar Broadcasting Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net revenue (1)	$70,747	$68,729	$134,459	$130,783

Operating expenses:
Station direct operating expenses, net of trade (exclusive of depreciation and amortization shown separately below)	17,583	16,915	35,659	33,763
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	18,151	18,612	35,813	35,864
Non-cash contract termination fee (2)	—	—	7,167	—
Loss (gain) on asset exchange	(2,742)	(1,035)	(3,592)	(1,035)
Loss (gain) on asset disposal, net	(205)	(242)	(170)	(90)
Trade and barter expense	4,449	4,426	8,958	9,364
Corporate expenses	3,588	3,175	6,811	6,221
Amortization of broadcast rights, excluding barter	2,057	1,966	4,303	4,228
Amortization of intangible assets	6,383	6,467	12,755	12,932
Depreciation	5,314	5,024	10,647	10,012

Total operating expenses	54,578	55,308	118,351	111,259

Income from operations	16,169	13,421	16,108	19,524
Interest expense, including amortization of debt financing costs	(10,806)	(13,771)	(24,795)	(27,491)
Interest / other income	151	145	552	261

Income (loss) before income taxes	5,514	(205)	(8,135)	(7,706)
Income tax expense	(1,634)	(1,086)	(3,313)	(2,618)

Net income (loss)	$3,880	$(1,291)	$(11,448)	$(10,324)

Basic and diluted net income (loss) per share	$0.14	$(0.05)	$(0.40)	$(0.36)
Basic and diluted weighted average number of shares outstanding	28,422	28,402	28,420	28,397

(1)	Includes total retransmission consent compensation and retransmission advertising of approximately $4.8 million and $4.2 million for the three months ended June 30, 2008 and 2007, respectively, and $9.4 million and $8.1 million for the six months ended June 30, 2008 and 2007, respectively.
(2)	In the six months ended June 30, 2008 the Company recorded a one-time, pre-tax, non-cash charge of $7.2 million related to a contract termination.

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Nexstar Broadcasting Group Q2 2008 Results, 8/5/08	page 7

Nexstar Broadcasting Group, Inc.

Reconciliation Between Actual Consolidated Statements of Operations

and Broadcast Cash Flow and EBITDA (Non-GAAP Measures)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Income from operations	$16,169	$13,421	$16,108	$19,524
Add:
Depreciation	5,314	5,024	10,647	10,012
Amortization of intangible assets	6,383	6,467	12,755	12,932
Amortization of broadcast rights, excluding barter	2,057	1,966	4,303	4,228
Non-cash contract termination fee	—	—	7,167	—
Loss (gain) on asset exchange	(2,742)	(1,035)	(3,592)	(1,035)
Loss (gain) on asset disposal, net	(205)	(242)	(170)	(90)
Corporate expenses	3,588	3,175	6,811	6,221

Less:
Payments for broadcast rights	1,987	2,007	4,128	4,261

Broadcast cash flow	$28,577	$26,769	$49,901	$47,531

Less:
Corporate expenses	3,588	3,175	6,811	6,221

EBITDA	$24,989	$23,594	$43,090	$41,310

Nexstar Broadcasting Group, Inc.

Reconciliation Between Actual Consolidated Statements of Operations

and Free Cash Flow (Non-GAAP Measure)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Income from operations	$16,169	$13,421	$16,108	$19,524
Add:
Depreciation	5,314	5,024	10,647	10,012
Amortization of intangible assets	6,383	6,467	12,755	12,932
Amortization of broadcast rights, excluding barter	2,057	1,966	4,303	4,228
Non-cash contract termination fee	—	—	7,167	—
Loss (gain) on asset exchange	(2,742)	(1,035)	(3,592)	(1,035)
Loss (gain) on asset disposal, net	(205)	(242)	(170)	(90)
Non-cash stock option expense	644	471	1,291	942

Less:
Payments for broadcast rights	1,987	2,007	4,128	4,261
Cash interest expense	10,475	10,135	20,591	20,473
Capital expenditures	3,882	4,246	8,128	10,104
Cash income taxes, net of refunds	134	51	178	51

Free Cash Flow	$11,142	$9,633	$15,484	$11,624

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